Exhibit 99.1

ECLIPSYS CORPORATION RECEIVES ANTICIPATED
NASDAQ STAFF DETERMINATION LETTER

BOCA RATON, Fla., March 23, 2007 — Eclipsys Corporation® (Nasdaq: ECLP), The Outcomes Company®, today announced that on March 20, 2007, it received as expected from The Nasdaq Stock Market a Staff Determination Letter stating that the Company is not in compliance with Marketplace Rule 4310(c)(14), which requires timely filing of periodic reports with the Securities and Exchange Commission for continued listing of the Company’s common stock. The letter, as anticipated, was issued in accordance with Nasdaq’s standard procedures as a result of the delayed filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

On March 2, 2007, the Company filed with the Securities and Exchange Commission a Form 12b-25 notification of late filing for its 2006 Form 10-K, stating that the Form 10-K could not be filed on time because the Company had voluntarily initiated but not completed a review of stock option grants made by the Company. This review is addressing the timing of those grants and their related accounting and tax treatment, including whether the Company properly applied Accounting Principles Board Opinion 25 – Accounting for Stock Issued to Employees, in accounting for those grants. Filing of the Form 12b-25 provided an automatic 15-day extension of the deadline for filing the Company’s Form 10-K, and lapse of that extension period without filing of the Form 10-K results in the prompt issuance by Nasdaq of the Staff Determination Letter.

The Company has appealed the Nasdaq Staff Determination and has a hearing scheduled in early May 2007 before the Nasdaq Listing Qualifications Panel, in accordance with standard procedures. The Company’s common stock will continue to be listed on The Nasdaq Stock Market pending a decision by a Nasdaq Listing Qualifications Panel following the hearing.

The ongoing stock options review is being conducted under the oversight of a special board committee consisting of two independent directors, and outside counsel has been engaged to conduct investigative and analytical portions of the review and report to the special committee. The review is focused primarily on stock option grants made during the period from the Company’s initial public offering in August 1998 until the implementation of the Sarbanes-Oxley Act in July 2002. Initial work by outside counsel is expected to be substantially complete within a relatively short period of time. The Company is committed to concluding the additional analysis and accounting work as quickly as practicable and will file its Form 10-K for the year ended December 31, 2006 promptly following completion of the review.

About Eclipsys

Eclipsys is a leading provider of advanced integrated information software, clinical content and professional services that help healthcare organizations across improve clinical, financial, operational and customer- satisfaction outcomes. For more information, see www.eclipsys.com or email info@eclipsys.com.

Statements concerning continued listing of the Company’s common stock on The Nasdaq Stock Market and the timing of the stock options review processes are forward-looking statements and actual results may differ from those projected due to a variety of risks and uncertainties. The review may take longer than anticipated due to the complexity of reconstructing past facts, or other factors, so the filing of the Company’s Form 10-K for the year ended December 31, 2006 may be delayed longer than the Company expects, and the outcome of the Company’s appeal of the Nasdaq Staff Determination and the duration of any continued listing of the Company’s common stock are uncertain.

Eclipsys

Jason Cigarran
Director of Media Relations (media)
(561) 322-4355
jason.cigarran@eclipsys.com

Robert J. Colletti
Chief Financial Officer (investors)
(561) 322-4655
investor.relations@eclipsys.com